Exhibit (d)(4)

Confidentiality and Non-Disclosure Agreement

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the undersigned recipient (“Recipient”) covenants and agrees, on behalf of itself and its Representatives (as defined below), as follows:

Recipient is contemplating a possible negotiated business transaction, including a possible business combination (the “Transaction”), with F-star Therapeutics, Inc. (collectively with its affiliates and subsidiaries, the “Company”). In connection therewith, Recipient has requested and will have access to certain Evaluation Information (as defined below). The Company is willing to provide the Evaluation Information to Recipient subject to the terms and conditions of this Confidentiality and Non-Disclosure Agreement (this “Agreement”).

1.             Recipient acknowledges and agrees that all information, data, documents, records and other materials, whether written, oral or electronic, of or relating to the Company and its business (including, but not limited to, financial, commercial, legal, operational, personnel, chemical, pharmaceutical, technical, vendor and supplier information, methods, processes, formulas, compositions, compounds, research and clinical data, results, technologies, inventions, strategies, product and clinical development plans, trade-secrets and know-how) that are furnished or made available to Recipient or any of its Representatives, directly or indirectly, by the Company or any of its Representatives constitute non-public, valuable and confidential information and are the sole and exclusive property of the Company (collectively, the “Evaluation Information”). The Evaluation Information also includes reports and other materials prepared by or on behalf of Recipient to the extent using any of the Evaluation Information, and information furnished or made available by the Company to Recipient for which the Company owes a duty of confidentiality to any third party.

The term “Evaluation Information” does not include any information:

(a)	which, at the time of first disclosure by the Company to Recipient or any of its Representatives, was in the public domain, or which, after such disclosure, comes into the public domain through no fault of Recipient or any of its Representatives.

(b)	which was available to Recipient on a non-confidential basis from a source other than the Company, provided that such source was not known to Recipient after due inquiry to be bound by a confidentiality agreement or otherwise under a duty of non-disclosure or confidentiality with respect to such information; or

(c)	which is independently developed by Recipient without reference to or reliance on Evaluation Information, as evidenced by Recipient’s contemporaneous written records.

For purposes of this Agreement, a party’s “Representatives” shall include (i) any subsidiary or other affiliate of such party and (ii) any officer, director, partner, member, employee, agent, manager, contractor, advisor, affiliate or other representative of such party or of any of such party’s subsidiaries or other affiliates.

2.            Recipient understands that the Company may suffer irreparable damage if Recipient or any of its Representatives discloses any Evaluation Information in violation of this Agreement. As to any Evaluation Information (whether obtained before, on or after the date hereof), Recipient and its Representatives (a) shall accept and hold such Evaluation Information as secret and confidential and shall not disclose such Evaluation Information to any other person or entity and (b) shall not make any use whatsoever of such Evaluation Information, except for the purpose of evaluating, negotiating and consummating a negotiated, consensual Transaction (the “Purpose”); provided, that Recipient may disclose Evaluation Information to its Representatives that “need to know” such Evaluation Information for the sole purpose of Recipient’s evaluation and negotiation of a Transaction so long as prior to making any such Evaluation Information available to any of such Representatives, Recipient provides such Representatives with a copy of this Agreement and advises them that they are bound by the terms hereof applicable to Recipient; provided, however, that officers, directors, partners, members, employees and/or managers under a general duty of confidentiality to Recipient need not be provided with a copy of this Agreement, but may rather be made aware of the existence of the same by Recipient. Recipient shall be liable for any breach of this Agreement by it or any of its Representatives and shall take all reasonable actions necessary to prevent its Representatives from making any unauthorized disclosure or use of any Evaluation Information.

3.            If Recipient or any of its Representatives becomes (or if it is reasonably likely that any such person or entity shall become) legally compelled to disclose any Evaluation Information pursuant to any applicable law, regulation, binding court order or document discovery request, including applicable securities laws, rules and regulations or stock exchange requirement, then Recipient shall, to the extent permitted by applicable law, provide to the Company written notice of the existence, terms and circumstances surrounding such event as promptly as possible so that the Company may, in its sole discretion, take appropriate action. Recipient shall, to the extent legally permissible, provide the Company, in advance of any such disclosure, with copies of any Evaluation Information that Recipient or such Representative intends to disclose (and, if applicable, the text of the disclosure language itself) and cooperate with the Company to the extent it seeks to prevent or limit such disclosure. If disclosure by public announcement is required, Recipient or such Representative (as applicable) shall, to the extent legally permissible, agree the wording of the public announcement with the Company in advance. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Recipient or such Representative is nonetheless, on the advice of outside legal counsel, legally compelled to disclose Evaluation Information, Recipient or such Representative (as applicable) may, without liability hereunder, furnish only that portion of the Evaluation Information that, on the advice of such outside legal counsel, Recipient or such Representative (as applicable) is legally required to disclose (and Recipient shall promptly notify the Company of the determination to make such disclosure and the contents of such disclosure) and exercise reasonable best efforts to obtain assurance that confidential treatment shall be accorded such Evaluation Information. In any event, Recipient agrees that it shall not oppose any action by the Company to obtain an appropriate protective order or other assurance that confidential treatment shall be accorded such Evaluation Information. If Recipient is unable by reason of law to inform the Company before Evaluation Information is disclosed under the preceding paragraphs, it shall, to the extent permitted by law, notify the Company as soon as possible after such disclosure of the full circumstances and information disclosed.

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4.            Each party agrees that it shall not, and shall cause its Representatives not to, disclose to any other person (other than its Representatives) or entity the existence and contents of this Agreement, the fact that Evaluation Information has been made available to Recipient and that Recipient has been provided with Evaluation Information, the fact that discussions or negotiations between the parties are taking place, may take place or have taken place concerning the Transaction (including the status thereof), or the proposed terms of the Transaction between the parties or the identity of the other party or its affiliates (any of the foregoing information being referred to as “Transaction Information”), except that either party may make such disclosure if it is advised by outside legal counsel that such disclosure is required by law, regulation, binding court order or document discovery request, including applicable securities laws, rules and regulations and the rules of any applicable securities exchange (subject to compliance with the preceding paragraph to the same extent as if it applied to such party). Further, it is understood that nothing in this Agreement shall prevent the Company from having discussions with other parties regarding alternative strategic transactions, so long as the Company complies with its obligations herein.

5.            Recipient understands that any and all Evaluation Information is and shall remain the proprietary and confidential information of the Company and that nothing in this Agreement nor in any disclosure of the Evaluation Information shall be deemed, either expressly or by limitation, to convey any right or license to Recipient to the Evaluation Information or in any intellectual property embodied therein or extractable therefrom.

6.            Recipient acknowledges and agrees that, except pursuant to a definitive written agreement, if any, executed and delivered by and between both parties specifying the terms and conditions of the Transaction, none of the Company or any of its Representatives (a) has made or is making, or shall be deemed to have made or make, any representation or warranty as to the accuracy or completeness of any Evaluation Information, such Evaluation Information being provided to Recipient and its Representatives “as is”, (b) shall have any liability to Recipient or any of its Representatives resulting from the inaccuracy, incompleteness or use of any Evaluation Information or (c) shall have any obligation whatsoever to Recipient or any of its Representatives with respect to the Transaction. The Company shall not have any obligation to provide any particular Evaluation Information to Recipient or any of its Representatives. The Company has no obligation to update or correct any Evaluation Information.

7.            Promptly upon termination of this Agreement, or upon the Company’s request at any time, Recipient shall cause to be returned to the Company or destroyed all Evaluation Information and all items derived from the Evaluation Information which are in the possession of it or any Representatives, including all copies thereof which may have been made by or on behalf of Recipient or its Representatives, except for such copies as may be required to be retained by applicable law. In the event that Recipient elects to destroy such materials, it shall certify in writing to the Company that it has done so.

8.            Recipient shall not, for a period of twelve (12) months from the date hereof, without the prior written consent of the Company, directly or indirectly, solicit for employment or hire any person who is now, or at any time during the period that the Transaction is being evaluated or negotiated, is or was a director, officer or employee (holding a title of vice president or above) of the Company or any of its affiliates; provided, however, that Recipient shall not be precluded from hiring any such person (a) who initiates discussions with Recipient regarding such employment without any direct or indirect solicitation by Recipient, (b) who responds to any general solicitation made by Recipient in the ordinary course via employment agencies, advertisements and other publications not targeted specifically to or focused on employees of the Company or (c) who is being referred by any recruitment or employment firm, provided that firm has not specifically been instructed to solicit any such person.

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9.            In consideration for being furnished with the Evaluation Information, for a period of eighteen (18) months from the date hereof, none of Recipient or its controlled affiliates or any of Recipient’s Representatives on behalf of Recipient shall (unless the Company’s Board of Directors (the “Board”) shall otherwise consent in advance), directly or indirectly, alone or acting in concert with any other person or entity:

(a)	acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, agreement, business combination or in any other manner, beneficial ownership of any securities or assets of the Company, including rights or options to acquire such ownership;

(b)	seek or propose to influence, advise, change or control the (voting rights in the) Company, management, Board, governing instruments or policies or affairs of the Company, including, without limitation, by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), disregarding clause (iv) of Rule 14a-1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2)), or seek to influence, advise or direct the vote of any holder of voting securities of the Company;

(c)	advise, assist or encourage any third party, or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the foregoing; or

(d)	disclose any intention, plan or arrangement to do any of the foregoing.

Notwithstanding the foregoing, the restrictions set forth in this Section 9 shall not restrict the Recipient from making a confidential, non-public offer or proposal to the Board for a potential Transaction; provided, that the making thereof would not reasonably be expected to require public disclosure thereof by the Company. In addition, the provisions of this Section 9 shall be inoperative and have no force or effect if and when (i) any party unaffiliated with the Recipient initiates a tender or exchange offer for more than 50% of the outstanding voting equity securities of the Company which the Company’s Board recommends for at any time, or fails to recommend against within ten (10) business days after the commencement thereof (or subsequently withdraws any such recommendation against), or (ii) the Company publicly announces entering into a definitive agreement with a third party for a transaction involving more than 50% of the Company’s voting equity securities or all or substantially all of the Company’s and its subsidiaries’ assets (taken as a whole) (whether by merger, business combination, tender or exchange offer or otherwise). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit the Recipient or its affiliates or Representatives from taking any of the actions contained in this Section 9 following the date which is eighteen (18) months from the date hereof.

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10.           While the Purpose is being pursued between the parties, Recipient and its Representatives shall maintain contact with the Company and its Representatives only through Morgan Stanley and any Company executives specifically identified by the Company. Furthermore, while the Purpose is being pursued between the parties, none of the Recipient or any of its Representatives shall contact any other member of a corporate body, shareholder, employees of the Company or any suppliers or other business relations of the Company, provided that the foregoing shall not limit Recipient or any of its Representatives from contacting suppliers or other business relations of the Company in the ordinary course of business unrelated to the Purpose or any potential transaction, so long as they do not violate this Agreement.

11.           This Agreement is binding upon Recipient and its Representatives, and is for the benefit of and enforceable by the Company, its Representatives and their respective heirs, personal representatives, successors and assigns. No failure or delay by the Company or its Representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof.

12.            If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.            Without prejudice to any other rights or remedies the Company may have, Recipient acknowledges and agrees that money damages would not be an adequate remedy for any breach of this Agreement and that the Company shall also be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement.

14.            This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof. Recipient agrees that any action or proceeding arising out of or relating to this Agreement shall be brought in a state or federal court located in New York, and Recipient agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail upon Recipient at the address appearing on the signature page of this Agreement, or as otherwise provided under applicable law. Recipient waives any defense of inconvenient forum to the maintenance of any action or proceeding.

15.            In the event that any legal action becomes necessary to enforce the Company’s rights under this Agreement, the Company, if successful, shall be entitled, in addition to its court costs, to its reasonable attorneys’ fees, expert witness fees and legal expenses.

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16.            The duties and obligations of Recipient contained in this Agreement shall expire three (3) years from the date hereof. Notwithstanding any expiration or termination of this Agreement, in the case of Evaluation Information consisting of trade secrets, all use and non-disclosure obligations of Recipient under this Agreement shall survive the expiration or termination of this Agreement indefinitely.

17.            This Agreement contains the entire agreement between Recipient and the Company concerning the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon Recipient or the Company, unless approved in writing by each party. Any assignment of Recipient’s rights, obligations or duties under this Agreement by Recipient without the Company’s prior written consent shall be void.

18.            This Agreement may be executed in one or more counterparts, it being understood that all counterpart copies shall constitute but one agreement with respect to the subject matter hereof.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Confidentiality and Non-Disclosure Agreement as of the 17th day of December 2021.

RECIPIENT

SINO BIOPHARMACEUTICAL LIMITED

By:	/s/ Ben Toogood
	Name:	Ben Toogood
	Title:	Head of Global BD 12/17/2021

Address:

Floor 43-44, North Tower of CP Center,

No. 10 Guanghua Road,

Chaoyang District, Beijing, China

COMPANY

F-STAR THERAPEUTICS, INC.

By:	/s/ Eliot Forster
	Name:	Eliot Forster
	Title:	Chief Executive Officer

Address:

Eddeva B920, Babraham Research Campus

Cambridge, CB22 3AT

United Kingdom

[Signature Page of Project Moby NDA]

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